Exhibit 5.1

DISCLOSURE LAW GROUP
501 West Broadway, Suite 800
San Diego, CA 92101

January 5, 2012

Bond Laboratories, Inc.
3160 Pinebrook Road
Park City, UT 84098

Ladies and Gentlemen:

We have acted as counsel to  Bond Laboratories, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 15,000,000 shares of Bond Laboratories, Inc. common stock, $.001 par value (the “Shares”) for issuance in accordance with the terms of the 2010 Equity Incentive Plan (the “Plan”).

In connection with the foregoing, we have examined the Certificate of Incorporation and By-Laws of the Company, as amended, the Plan, resolutions duly adopted by the Board of Directors of the Company relating to the Plan, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, we have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing we are of the opinion that, when issued in accordance with the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Nevada. We are not admitted to the practice of law in the State of Nevada. Our opinion is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Daniel W. Rumsey